Exhibit 2.2
Execution Version

ASSET PURCHASE AGREEMENT
by and between
ASURE SOFTWARE, INC.
and
CORPORATE PAYROLL, INC.,
CPI-HR HOLDINGS, INC.,
and
JAMES D. HOPKINS
Dated as of January 1, 2017

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

		Page
8.8	Entire Agreement.	49
8.9	Delays or Omissions.	49
8.10	Severability.	49
8.11	Time; Captions; Exhibits and Schedules.	49
8.12	Construction.	49
8.13	Third Party Beneficiaries.	49
8.14	Specific Performance.	50

iii

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of the 1st day of January, 2017, by and between Asure Software, Inc., a Delaware corporation (“Purchaser”), Corporate Payroll, Inc., an Ohio Corporation (“Seller”), CPI-HR Holdings, Inc., an Ohio corporation (“Seller Parent”), and James D. Hopkins, individually (“Seller Principal”).
WITNESSETH:
WHEREAS, Seller is a leading provider of human resource solutions in the areas of employee benefits, payroll, benefits administration, compliance, and wellness, with its principal place of business at 6830 Cochran Road, Solon, Ohio 44139 (the “Business Premises”);
WHEREAS, Seller Principal is the Chief Executive Officer of Seller and the sole shareholder of Seller Parent, which in turn is the sole shareholder of Seller;
WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all the assets and certain specified liabilities of Seller’s payroll service bureau business, consisting of payroll and tax management (collectively, the “Business”), subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
SECTION I.
 DEFINITIONS
The following terms used in this Agreement have the meanings set forth in this Section 1:
“Accounts Receivable” has the meaning set forth in Section 2.2(d).
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding anything in the preceding two sentences to the contrary, for purposes of Section 7.3 of this Agreement, the term “Affiliate,” with respect to Seller, Seller Parent or Seller Principal shall specifically exclude Alera Group Holdings, Inc. and all of its direct and indirect subsidiaries.
“Agreement” has the meaning set forth in the preamble.

“Assigned Contracts” has the meaning set forth in Section 2.1(h).
“Assigned Customer Accounts” has the meaning set forth in Section 2.1(e).
“Assignment and Assumption Agreement” has the meaning set forth in Section 5.1(c).
“Assumed Liabilities” has the meaning set forth in Section 2.5.
“Asure Stock” has the meaning set forth in Section 2.3(b).
“Audit Representation Letter” has the meaning set forth in Section 7.4.
“Benefit Plan” has the meaning set forth in Section 3.20(a).
“Bill of Sale” has the meaning set forth in Section 5.1(b).
“Bundled Services Agreements” has the meaning set forth in Section 3.8(b).
“Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.
“Business Premises” has the meaning set forth in the recitals.
“Client Development and Distribution Agreement” has the meaning set forth in Section 5.1(g).
“Closing” and “Closing Date” have the meanings set forth in Section 2.7.
“Closing Day Cash Payment” has the meaning set forth in Section 2.3(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitments” has the meaning set forth in Section 2.1.
“Computer System” means any of or combination of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including voice, data or video networks) and other similar or related items of any automated, computerized or software system and any other network or system or related service that is used by or relied on by Seller in the conduct of its business. The parties acknowledge that the telecommunications system and computer network are single networks supporting the operations of Seller and Corporate Plans, Inc., and the segregation of these systems will take place pursuant to the Transition Services Agreement. The foregoing acknowledgment and factual recitation qualifies in its entirety the representations and warranties of Seller contained in Section 3.24.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Custodial Accounts” has the meaning set forth in Section 3.6.
“Customer Accounts” has the meaning set forth in Section 3.8.
“Direct Claim” has the meaning set forth in Section 6.5(c).
“Disclosure Schedule” means the Disclosure Schedule delivered by Seller concurrently with the execution and delivery of this Agreement.
“Disputed Allocation Amounts” has the meaning set forth in Section 2.4.
“Encumbrance” means any charge, claim, community property interest, pledge, usufruct, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.;

the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Business” means all business activities conducted by Seller or any of its Affiliates other than the Business, including, without limitation, the employee benefits brokerage, financial planning, retirement plan brokerage, and property and casualty insurance business operated by Corporate Plans, Inc., an Ohio corporation and an Affiliate of Seller.
“Excluded Liabilities” has the meaning set forth in Section 2.6.
“Financial Statements” has the meaning set forth in Section 3.4.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Goodwill” has the meaning set forth in Section 2.1(m).
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“Holdback Amount” has the meaning set forth in Section 6.6.
“Hopkins Non-Compete Agreement” has the meaning set forth in Section 5.1(h).
“Indemnitee” has the meaning set forth in Section 6.5.
“Indemnifying Party” has the meaning set forth in Section 6.5.
“Independent Accountants” has the meaning set forth in Section 2.4.
“Insurance Policies” has the meaning set forth in Section 3.15.
“Intellectual Property Assignments” has the meaning set forth in Section 5.1(d).
“Intellectual Property Licenses” has the meaning set forth in Section 3.13(e).
“Intellectual Property Registrations” has the meaning set forth in Section 3.13(c).
“Interim Balance Sheet” has the meaning set forth in Section 3.4.
“Interim Balance Sheet Date” has the meaning set forth in Section 3.4.
“Interim Financial Statements” has the meaning set forth in Section 3.4.
“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge, after reasonable inquiry, of James D. Hopkins, Kevin Hudson, or Diana Gaking, or such other key employees and professional advisors (including attorneys, accountants and consultants) of Seller who would reasonably be expected to have actual knowledge of the matters in question.
“Landlord” means MGAC Property Ltd., an Ohio limited liability company.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Lease Agreement” means that certain Lease Agreement dated as of January 1, 2017, by and between Seller and Landlord with respect to the Business Premises, and all amendments, modifications, extensions and renewals thereof.
“Liabilities” has the meaning set forth in Section 3.5.
“Licensed Intellectual Property” has the meaning set forth in Section 3.13(a).
“License Termination Agreement” has the meaning set forth in Section 5.1(i).

“Lock-Up Agreements” has the meaning set forth in Section 2.3(b).
“Losses” has the meaning set forth in Section 6.2.
“Malicious Instructions” has the meaning set forth in Section 3.24(b).
“Material Adverse Effect” means any event, occurrence, condition, fact or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of Seller.
“Material Customers” has the meaning set forth in Section 3.14.
“Material Suppliers” has the meaning set forth in Section 3.14(b).
“Offset Obligation” has the meaning set forth in Section 6.6.
“Ordinary Course of Business” means an action taken by a Person only if such action (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of, or incidental to, the normal day-to-day operations of such Person and (ii) does not require authorization by the board of directors or shareholders or members of such Person and does not require any other separate or special authorization of any nature.
“Owned Intellectual Property” has the meaning set forth in Section 3.13(a).
 “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity, whether domestic or foreign.
“Proprietary Information Technology System” means a Computer System (or portion of Computer System) that Seller (either directly or through or with any other Person) has developed, customized or enhanced or is in the process of developing, customizing or enhancing.
“Purchase Price” has the meaning set forth in Section 2.3.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Purchaser” has the meaning set forth in the preamble.
“Purchaser Ancillary Agreement” or “Purchaser Ancillary Agreements” has the meaning set forth in Section 4.2.
“Purchaser Fundamental Representations” has the meaning set forth in Section 6.1.
“Purchaser Indemnitees” has the meaning set forth in Section 6.2.

“Purchaser’s Accountants” means Marcum LLP.
“Purchaser SEC Reports” has the meaning set forth in Section 4.7(a).
“Qualified Benefit Plan” has the meaning set forth in Section 3.20(b).
“Real Property” means the real property owned, leased or subleased by Seller, together with all buildings, structures and facilities located thereon.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Retained Cash” has the meaning set forth in Section 2.1(a).
“SEC” has the meaning set forth in Section 3.26(b).
“Seller” has the meaning set forth in the preamble.
“Seller’s Accountants” means Barnes Wendling, CPAs.
“Seller Ancillary Agreement” and “Seller Ancillary Agreements” has the meaning set forth in Section 3.2.
“Seller Basket Amount” has the meaning set forth in Section 6.4(a).
“Seller Fundamental Representations” has the meaning set forth in Section 6.1.
“Seller Indemnitors” has the meaning set forth in Section 6.2.
“Seller Indemnity Cap” has the meaning set forth in Section 6.4(c).
“Seller Indemnitees” has the meaning set forth in Section 6.3.
“Seller Intellectual Property” has the meaning set forth in Section 3.13(a).
“Seller Parent” has the meaning set forth in the preamble.
“Seller Principal” has the meaning set forth in the preamble.
“Software and Technology” has the meaning set forth in Section 3.13(b).
“Standard Terms and Conditions” has the meaning set forth in Section 3.21.

“Tangible Personal Property” has the meaning set forth in Section 2.1(d).
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, value added, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 6.5(a).
“Transition Services Agreement” has the meaning set forth in Section 7.1.
“Union” has the meaning set forth in Section 3.19(b).
“Year End Financial Statements” has the meaning set forth in Section 3.4.
SECTION II.
 SALE AND PURCHASE OF ASSETS AND CLOSING
2.1 Sale and Purchase.  On the terms and subject to the conditions of this Agreement, at Closing, Seller shall sell, convey, assign, deliver and transfer to Purchaser, and Purchaser agrees to purchase from Seller, free and clear of all Encumbrances, all of the assets of Seller, tangible or intangible, wherever located, which relate to, or are used in or useful for the conduct of the Business, other than the Excluded Assets (collectively, the “Purchased Assets”), including without limitation, the following:
(a) The assets, properties, and rights specifically set forth on Schedule 2.1(a);
(b) Cash in the amount of $105,000.00 (the “Retained Cash”);
(c) The Custodial Accounts and the balance thereof as of the Closing Date;
(d) All machinery and equipment, tools, office equipment, computer equipment, hardware, software and related program documentation, supplies and other tangible personal property (collectively, the “Tangible Personal Property”), including without limitation, those items set forth on Schedule 2.1(d);
(e) All Customer Accounts, and all claims and rights under any contracts, agreements, commitments with customers and purchase orders (including backlogged orders), written and oral, all customer lists, route books, records, software, computer records and other similar data relating to customer accounts, and rights under bids and proposals now pending, which Purchaser expressly agrees to assume, in Purchaser’s sole discretion, including without limitation, those set forth on Schedule 2.1(e) (collectively, the “Assigned Customer Accounts”);
(f) All Seller Intellectual Property, including without limitation, the Seller Intellectual Property set forth on Schedule 2.1(f);
(g) Originals, or where not available, copies, of all existing books and records (including computer records) of Seller, including books of account, ledgers, general business, financial and accounting records, price lists, purchase orders, sales records, research and development files, strategic plans, personnel records of employees of Seller hired by Purchaser, customer lists, supplier lists, customer complaints, mailing lists, promotional and advertising materials, and research and intellectual property files relating to the Seller Intellectual Property and Intellectual Property Licenses;
(h) All Contracts set forth on Schedule 2.1(h) (collectively, the “Assigned Contracts”);
(i) All Permits, licenses, governmental approvals, authorizations, certifications, consents, variances and permissions, to the extent transferable, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets;
(j) All of Seller’s rights under warranties, indemnitees and all similar rights against third parties to the extent related to the Business, the Purchased Assets or the Assumed Liabilities;
(k) All prepaid expenses which confer a benefit on Purchaser following the Closing, credits, advances, security, refunds, and deposits relating to the Business, the Purchased Assets or the Assumed Liabilities;
(l) All rights to any actions of any nature available to Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by counterclaim or otherwise; and
(m) The goodwill and going concern value of the Business (the “Goodwill”), including without limitation, the name “Corporate Payroll” and all derivations thereof.
Anything herein to the contrary notwithstanding, this Agreement and any instrument executed pursuant hereto shall not constitute an assignment of any claim, contract, license, lease, purchase order, or other commitment included in the Purchased Assets (collectively, the “Commitments”) if an attempted assignment or transfer of the same without the consent of the other party thereto or the applicable governmental agency would be ineffective or would constitute a breach or violation thereof so that Purchaser would not in fact receive all of the rights and benefits of  Seller or such other assigning party thereunder.  If by the Closing Date any such consent has not been obtained, Seller shall after the Closing use its reasonable efforts to provide for the Purchaser the benefits under any such Commitment without such arrangement causing a breach or violation of such Commitment.  If Seller or such other assigning party is unable to obtain such consent to any transfer or assignment of an Assigned Contract, Seller shall so indicate as to each such Assigned Contract on Schedule 2.1(h) hereto, such inability shall not constitute or be deemed to be a breach of any provision of this Agreement, and Seller and Purchaser shall work together and reasonably cooperate following Closing to obtain such consents.
2.2 Excluded Assets.  Under the terms of this Agreement, Purchaser will not purchase from Seller and Seller will retain the assets of Seller not constituting the Purchased Assets (collectively, the “Excluded Assets”), to include without limitation:
(a) The assets, properties, and rights specifically set forth on Schedule 2.2(a);
(b) The Excluded Business, and any assets or properties which are utilized in the Excluded Business (regardless of whether they also are utilized in the Business);
(c) All cash and cash equivalents in excess of the Retained Cash;
(d) All accounts receivable, notes receivable, and contingent rights held by Seller set forth on Schedule 2.2(d) (the “Accounts Receivable”);
(e) All Customer Accounts that are not expressly assumed by Purchaser;
(f) All oral and written Contracts or other legally binding arrangements that are not Assigned Contracts;
(g) Any books, records, correspondence and other documents, and the right to receive mail and other communications addressed to the Seller  to the extent,  in each case, they relate to the Excluded Business, the Retained Liabilities or the Excluded Assets;
(h) Seller’s franchise as a corporation, its organizational documents, minute books, stock records, stock transfer records and similar records relating to the organization, governance and existence of Seller;
(i) Any attorney-client privilege and attorney work-product protection of Seller as a result of legal counsel representing Seller, including in connection with the transactions contemplated by the Agreement, and all files, documents, records and correspondence maintained by Seller or Seller’s legal counsel in connection with such representation, and any records the delivery or disclosure of which is prohibited by Law;
(j) Seller’s refunds, deposits, carrybacks, carryforwards and credits for Taxes, if any, relating to any period or portion thereof ending prior to the Closing Date, including, without limitation,  deposits for worker’s compensation and sales and use taxes;
(k) All insurance policies and benefits of Seller, including all claims, rights and proceeds, and all credits or refunds in respect of prepayments under Seller’s insurance policies and any return of premium resulting from cancellation of any such policies;
(l) Any rights, claims and causes of action regarding Contracts not expressly assumed by Purchaser pursuant to this Agreement;

(m) The Lease Agreement and all of Seller’s rights and obligations thereunder;
(n) Seller’s rights and funds under any Benefit Plan;
(o) Seller’s right and interest in and to the trade name “CPI-HR, “ which is registered in the name of Corporate Plans, Inc.; and
(p) Any assets, rights or properties not specifically referenced in Section 2.1 or the Disclosure Schedule.
2.3 Purchase Price.  The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be Three Million and 00/100 Dollars ($3,000,000.00).  The Purchase Price shall be paid as follows:
(a) One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) shall be paid to Seller in cash (the “Closing Day Cash Payment”). The Closing Day Cash Payment shall be paid at Closing by wire transfer of immediately available funds to the account specified by Seller in writing;
(b) One Million and 00/100 Dollars ($1,000,000.00) shall be paid to Seller Parent through the private issuance of shares of restricted, common stock of Purchaser (the “Asure Stock”) at Closing. The number of shares comprising the Asure Stock will be determined by dividing $1,000,000.00 by the NASDAQ average trading price of Purchaser’s shares of common stock during the fifteen (15) business days immediately prior to the Closing Date. As an express condition of the issuance of the Asure Stock, Seller Parent shall execute and deliver Lock-Up Agreements in the form attached hereto as Exhibit A (the “Lock-Up Agreements”) prohibiting Seller Parent from selling, hedging or otherwise transferring any of the Asure Stock or an economic or other interest related thereto for a period of up to six (6) months from and after the Closing Date; and
(c) Five Hundred Thousand and 00/100 Dollars ($500,000.00) shall be paid to Seller by delivery at Closing of a subordinated promissory note of Purchaser in the form attached hereto as Exhibit B (the “Note”). There shall be no interest on the Note absent the occurrence of an Event of Default, as defined in the Note. The Note shall be unsecured and subordinate in all respects to Purchaser’s credit agreement with Wells Fargo Bank, National Association (“Wells Fargo”), and other secured financing facilities.
2.4 Allocation of Purchase Price.  Seller and Purchaser agree that the Purchase Price shall be allocated among the Purchased Assets for all purposes as shown using the methodology set forth on Schedule 2.4.  Within ninety (90) days following the Closing Date, Purchaser shall deliver a final allocation schedule prepared by Purchaser’s Accountants using such methodology (the “Allocation Schedule”).  The Allocation Schedule shall be conclusive and binding upon the parties, unless Seller objects to the Allocation Schedule by delivering written notice of objection to Purchaser within ten (10) days following Purchaser’s receipt of the Allocation Schedule, in which case Seller and Purchaser shall negotiate in good faith to resolve the disputed matters.  If Seller and Purchaser fail to reach agreement despite their good faith efforts within thirty (30) days following Purchaser’s receipt of Seller’s notice of objection, then those matters and amounts remaining in dispute (the “Disputed Allocation Amounts”) shall be submitted to an independent accounting firm of national or regional standing jointly selected by Purchaser and Seller (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Allocation Amounts only and make any necessary adjustments to the Allocation Schedule.  The Independent Accountants shall make a determination as soon as practicable within thirty (30) days, or such other time as Purchaser and Seller agree in writing) following their engagement and their resolution of the Disputed Allocation Amounts and any resulting adjustments to the Allocation Schedule shall be final and binding on the parties.  Fees and costs of the Independent Accountants shall be borne equally by Purchaser and Seller.  The parties agree that all state, federal and local Tax Returns (including IRS Form 8594) and all financial statements of the parties shall be prepared in a manner consistent with (and the parties shall not otherwise file a Tax Return or take any position inconsistent with) the Allocation Schedule.
2.5 Assumption of Seller Liabilities.  Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”): all obligations and liabilities arising and accruing after the Closing from the Assigned Customer Accounts, the Custodial Accounts,  and Assigned Contracts but only to the extent that (i) Seller incurred such Liabilities in the Ordinary Course of Business, (ii) such Liabilities do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing Date, and (iii) none of such Liabilities are part of the Excluded Liabilities.
2.6 Excluded Liabilities.  Notwithstanding the provisions of Section 2.5 or any other provisions in this Agreement to the contrary, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”), and the Seller shall pay and remain responsible for all such Excluded Liabilities.  Without limiting the generality of this Section 2.6, the Excluded Liabilities shall include, but not be limited to, the following:
(a) any Liabilities of Seller arising from, or in connection with, the conduct of the Business prior to the Closing or the ownership of the Purchased Assets by Seller prior to the Closing, including, without limitation, any such Liabilities arising by reason of any violation or claimed violation by Seller, by acts or events or omissions arising or occurring prior to the Closing, of any federal, state or local Law;
(b) any Liabilities of Seller arising from, or in connection with, the Custodial Accounts prior to the Closing;
(c) any warranty liability of Seller or similar obligation of Seller arising from products sold or services rendered prior to the Closing;
(d) any Liabilities of Seller related to or arising out of the Excluded Business;
(e) any Liabilities related to or arising out of that portion of the services provided under any Bundled Services Agreement which comprise part of the Excluded Business;
(f) any Liabilities of Seller related to or arising out of the Excluded Assets;

(g) any Liabilities incurred by Seller not included in the Assumed Liabilities;
(h) any Liabilities of Seller incurred in connection with any business or activity of Seller other than the Business;
(i) any Liabilities of Seller for (i) any Taxes required by Law to be paid by Seller relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or before the Closing Date; (ii) any Taxes with respect to any Excluded Assets; (iii) any Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller under Section 7.3; or (iv) other Taxes of Seller of any kind or description (including any liability for Taxes of Seller that becomes a liability of Purchaser under the principles of transferee or successor liability or otherwise by operation of contract or law);
(j) any Liabilities of Seller related to or arising out of fees and expenses of Seller’s Accountants or legal counsel in connection with this Agreement and the transactions contemplated hereby;
(k) any Liabilities of Seller for any present or former employees, agents or independent contractors of Seller, including, without limitation, any Liabilities associated with any claims for wages, bonuses, commissions, accrued vacation or other benefits, severance, termination or other payments accrued or incurred prior to Closing;
(l) any Liabilities under any Benefit Plan;
(m) any Liabilities or obligation with respect to indebtedness of Seller or the Business owing to any bank or other financial institution; and
(n) any trade payables and accounts payable of Seller.
2.7 Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (“Closing”) shall take place on January 3, 2017, at the offices of Purchaser, 110 Wild Basin Road, Suite 100, Austin, Texas  78746, or at such other place and on such other date as the Seller and Purchaser shall agree; provided, the Closing shall be deemed to have occurred at 12:00 a.m. (Austin, Texas time) on January 1, 2017 (the “Closing Date”).  By agreement of the parties hereto, the Closing may take place by electronic or similar remove exchange of documents and signature pages.
2.8 Proration of Expenses.  It is the intention of the parties hereto that Seller shall operate the Business for its own account until 11:59 p.m. (Austin, Texas time) on December 31, 2016, and that, subject to the Transition Services Agreement, Purchaser shall operate the Business for its own account from and after 12:00 a.m. (Austin, Texas time) on January 1, 2017.  Accordingly, except as expressly provided with respect to the Assumed Liabilities, the operating expenses relating to the Business and the Purchased Assets (including, without limitation, payments made from Custodial Accounts for the benefit of customers of the Business) shall be pro-rated as of the Closing Date, with Seller liable for such amounts to the extent related to any time period prior to the Closing Date and Purchaser liable for such amounts to the extent related to periods from and after the Closing Date.  The net amount of all such prorations shall be settled and paid on the Closing Date or as soon thereafter as reasonably possible, but in no event more than thirty (30) days after the Closing Date. Purchaser shall prepare, on or before May 15, 2017, a reconciliation statement detailing the prorations described in this sentence, and Purchaser shall pay to Seller, or Seller shall pay to Purchaser, the net amounts due such party within ten (10) days following receipt of such reconciliation statement unless Seller objects in writing to such statement, in which case the parties shall promptly meet and endeavor in good faith to resolve such dispute as expeditiously as possible.
SECTION III.
 REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in correspondingly number Section of the Disclosure Schedule, Seller, Seller Parent, and Seller Principal, jointly and severally, represent and warrant to Purchaser that the statements contained in this Section 3 are true and correct as of the date hereof and shall surviving the Closing of the transactions contemplated herein.
3.1 Organization and Qualification.
(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio and has corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by Seller and to carry on the Business as it has been and is currently conduct.  Seller has no subsidiaries.
(b) Schedule 3.1(b) sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties and assets owned or leased by Seller or the operation of the Business as currently conducted makes such licensing or qualification necessary except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
(c) Seller Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio and has corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by Seller Parent.  Seller is a wholly-owned subsidiary of Seller Parent.  Seller Parent has no other subsidiaries.
3.2 Authority.
(a) Seller has full corporate power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to this Agreement (each, a “Seller Ancillary Agreement” and, collectively, the “Seller Ancillary Agreements”) and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Seller Ancillary Agreement by Seller has been duly and validly authorized and approved by all necessary action on the part of Seller and its shareholders and no other action on the part of Seller or its shareholders is required in connection therewith.  This Agreement and each Seller Ancillary Agreement constitutes or, when executed and delivered by Seller, will constitute the legal, valid and binding obligation of Seller, each enforceable in accordance with its respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar Laws of general application affecting creditors’ rights or by the application by a court of equity principles.
(b) Seller Parent has full corporate power and authority to enter into this Agreement and each Seller Ancillary Agreement to which Seller Parent is a Party and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Seller Ancillary Agreement to which Seller Parent is a party by Seller Parent has been duly and validly authorized and approved by all necessary action on the part of Seller Parent and its shareholders and no other action on the part of Seller Parent or its shareholders is required in connection therewith.  This Agreement and each Seller Ancillary Agreement to which Seller Parent is a party constitutes or, when executed and delivered by Seller Parent, will constitute the legal, valid and binding obligation of Seller Parent, each enforceable in accordance with its respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar Laws of general application affecting creditors’ rights or by the application by a court of equity principles.
(c) Seller Principal has the requisite legal capacity, power and authority to enter into this Agreement and each Seller Ancillary Agreement to which Seller Principal is a party and to carry out the transactions contemplated hereby and thereby. This Agreement and each Seller Ancillary Agreement to which Seller Principal is a party constitute or, when executed and delivered by Seller Principal, will constitute, the legal, valid and binding obligation of Seller Principal, each enforceable in accordance with its respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar Laws of general application affecting creditors’ rights or by the application by a court of equity principles.  The execution and delivery by Seller Principal of this Agreement and each Seller Ancillary Agreement to which Seller Principal is a party does not require the consent from any spouse or any immediate family member of Seller Principal.
3.3 No Conflicts; Consents.
(a) The execution, delivery and performance by Seller of this Agreement and each Seller Ancillary Agreement does not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Seller: (ii) conflict with or result in a violation or breach of any foreign, federal, state, local or other Laws or Governmental Order applicable to Seller; (iii) except as set forth on Schedule 3.3, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller is bound or to which the Business or any of the Purchased Assets are subject (including any Assigned Contract); or (iv) result in the creation or imposition of any Encumbrance on any of the Purchased Assets. Except as set forth on Schedule 3.3, no consent, waiver, approval, authorization, Permit, Governmental Oder, declaration, filing with or notice to, any Governmental Authority is required to be obtained by or with respect to Seller in connection with the execution, delivery and performance of this

Agreement and each Seller Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby.
(b) The execution, delivery and performance by Seller Parent of this Agreement and each Seller Ancillary Agreement to which Seller Parent is a party does not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Seller Parent: (ii) conflict with or result in a violation or breach of any foreign, federal, state, local or other Laws or Governmental Order applicable to Seller Parent; (iii) except as set forth on Schedule 3.3, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller Parent is a party or by which Seller Parent is bound or to which any of Seller Parent’s properties or assets are subject; or (iv) result in the creation or imposition of any Encumbrance on any of the Purchased Assets.  Except as set forth on Schedule 3.3, no consent, waiver, approval, authorization, Permit, Governmental Oder, declaration, filing with or notice to, any Governmental Authority is required to be obtained by or with respect to Seller Parent in connection with the execution, delivery and performance of this Agreement and each Seller Ancillary Agreement to which Seller Parent is  party and the consummation of the transactions contemplated hereby and thereby.
(c) The execution, delivery and performance by Seller Principal of this Agreement and each Seller Ancillary Agreement to which Seller Principal is a party does not and will not: (i) conflict with or result in a violation or breach of any foreign, federal, state, local or other Laws or Governmental Order applicable to Seller Principal; (ii) except as set forth on Schedule 3.3, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller Principal is a party or by which Seller Principal is bound or to which any of Seller Principal’s properties or assets are subject; or (iii) result in the creation or imposition of any Encumbrance on any of the Purchased Assets.  Except as set forth on Schedule 3.3, no consent, waiver, approval, authorization, Permit, Governmental Oder, declaration, filing with or notice to, any Governmental Authority is required to be obtained by or with respect to Seller Principal in connection with the execution, delivery and performance of this Agreement and each Seller Ancillary Agreement to which Seller Principal is party and the consummation of the transactions contemplated hereby and thereby.
3.4 Financial Statements.  Seller has delivered to Purchaser complete copies of Seller’s (i) consolidated financial statements reviewed by Seller’s Accountants consisting of the balance sheets of Seller at December 31, 2014, and December 31, 2015, and the related reviewed consolidated statements of operations, changes in stockholders’ equity and comprehensive loss and cash flows for the years then ended (collectively, the “Year End Financial Statements”), and (ii) unaudited consolidated financial statements consisting of the consolidated balance sheets of Seller as of November 30, 2016, and the related unaudited consolidated statements of operations, changes in stockholders’ equity and comprehensive loss and cash flows for the eleven-month period then ended (the “Interim Financial Statements” and together with the

Year End Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Year End Financial Statements). The Financial Statements are based on the books and records of Seller, and fairly present in all material respects the consolidated financial position of Seller as of the respective dates above and the consolidated results of the operations and cash flows of Seller for the periods indicated above. The balance sheet of Seller as of November 30, 2016, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.  The books and records of Seller are true, correct and complete in all material respects and accurately present and reflect in all material respects all of the transactions and actions described therein.  Seller maintains a standard system of accounting established and administered in accordance with GAAP.
3.5 Undisclosed Liabilities.  Seller has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) and there is no reasonable basis for any present or future Action against Seller giving any right to any Liabilities, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date,  or (b) those which have been incurred in the Ordinary Course of Business since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount. For avoidance of doubt, liabilities or obligations relating to tort, breach of contract, breach of warranty, infringement or violation of Law shall in no event be considered to be in the Ordinary Course of Business
3.6 Custodial Accounts.  Schedule 3.6 is a complete and accurate list of custodial accounts maintained by Seller with respect to the Business (collectively, the “Custodial Accounts”).  Each Custodial Account has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws.  Nothing has occurred with respect to any Custodial Account that has subjected or could reasonably be expected to subject Seller or, with respect to any period on or after the Closing Date, Purchaser or any of its Affiliates, to any Actions, Liabilities or Losses of any kind.  The balance of the Custodial Accounts as of the Closing Date is sufficient to fund all payments and other obligations due or to become due in connection therewith.
3.7 Absence of Certain Changes, Events and Conditions.  Since December 31, 2015, except as listed in Schedule 3.7, and other than in the Ordinary Course of Business, there has not been, with respect to Seller, the Business, the Purchased Assets or the Assumed Liabilities, any:
(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b) amendment of the articles of incorporation, code of regulations or other organizational documents of Seller;

(c) declaration or payment of any dividends or distributions on or in respect of any of Seller’s capital stock or redemption, purchase or acquisition of its capital stock;
(d) material change in any method of accounting or accounting practice of Seller, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(e) material change in Seller’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable,  prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(f) any purchase, sale, license, transfer, assignment or other disposition, or any agreement or other arrangement for the purchase, sale, license, transfer, assignment or other disposition, of any part of the Purchased Assets other than purchases and sales in the Ordinary Course of Business;
(g) any damage, destruction or loss, whether or not covered by insurance, in excess of $10,000 per single occurrence;
(h) imposition of any Encumbrance, mortgage or pledge upon any of the assets of the Business or capital stock of Seller;
(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;
(j) cancellation of any debts, discharge of any Encumbrance or payment of any Liability shown or reflected in the Interim Balance Sheet other than current Liabilities paid in the Ordinary Course of Business;
(k) capital investment in, or any loan to, any other Person;
(l) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers, employees or Affiliates other than employee advances in the Ordinary Course of Business (but in no event more than $2,500 in the aggregate to any individual employee);
(m) any material capital expenditures in excess of $25,000 in the aggregate;
(n) acceleration, termination, material modification to or cancellation of any Material Contract (including, but not limited to, any Assigned Contract) to which Seller is a party or by which it is bound;
(o) any loss of any Customer Accounts in excess of $25,000 or written notice of any potential loss of such Customer Accounts;
(p) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers,

directors, consultants or independent contractors, other than as provided for in any written agreements or required by applicable Law, (ii) material change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000 or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, member, manager, consultant or independent contractor;
(q) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with an employee, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(r) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;
(s) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(t) adoption of any plan of consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal, state or foreign bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(u) any material change in any business policies, including, without limitation, advertising, distributing, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition or sale policies;
(v) termination or failure to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Permit or Contract that is or was material to its Business or financial condition;
(w) knowing waiver of any rights material to its Business or financial condition; or
(x) any agreement to do any of the foregoing.
3.8 Customer Accounts and Billings.
(a) Schedule 3.8(a) is a complete and accurate list of Seller’s customer accounts and billings for the Business (such accounts are referred to herein as the “Customer Accounts”) for the years ended December 31, 2014, and December 31, 2015, and for the eleven (11) month period ended November 30, 2016, showing for each Customer Account for the applicable period: (i) monthly revenue, and (ii) the beginning and ending subscription period, and (iii) the frequency of billings and terms of payment.  Seller invoices customer accounts on a monthly basis or otherwise consistent with each customer agreement listed in Schedule 3.8(a).
(b) Schedule 3.8(b) is a complete and accurate list of those Customer Accounts for which the underlying Contract includes COBRA, FSA, or other “bundled” services comprising part of the Excluded Business (such Contracts are collectively referred to herein as the “Bundled

Services Agreements”) and showing the annual revenues attributable to such excluded services for the years ended December 31, 2014, and December 31, 2015, and for the eleven (11) month period ended November 30, 2016.
3.9 Title to Purchased Assets; Real Property.
(a) Seller owns and has good and marketable title to, or a valid and enforceable leasehold or license interest in, the Purchased Assets. None of the Purchased Assets is subject to any Encumbrance.
(b) Seller does not own Real Property.
(c) Landlord is an affiliate of Seller.
(d) Seller has delivered to Purchaser a true, complete and correct copy of the Lease Agreement together with all modifications and amendments thereto, if any.  The Lease Agreement is a valid and binding obligation of both Seller and Landlord and will remain in full force and effect from and after the Closing Date in accordance with the terms thereof.
3.10 Condition and Sufficiency of Purchased Assets.  The Purchased Assets, including without limitation, the Tangible Personal Property, are, in the aggregate, in reasonable operating condition and repair, normal wear and tear excepted, and to Seller’s Knowledge are adequate for the uses to which they are being put and none is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  To Seller’s Knowledge, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.  The Purchased Assets constitute all of the rights, properties and assets necessary to conduct the Business as currently conducted.  None of the Excluded Assets are material to the Business.
3.11 [Intentionally Omitted]
3.12    Material Contracts.
(a) Schedule 3.12(a) sets forth a complete and correct list of the following Contracts of Seller relating to the Business or the Purchased Assets (such Contracts, together with all Contracts required to be listed on Schedule 3.13(e) or Schedule 3.13(g), the “Material Contracts”):
(i)
each Contract involving aggregate consideration in excess of $10,000 specifically including all customer agreements, support agreements, supplier agreements, reseller agreements, referral agreements, hosting agreements, licensing agreements, software development agreements, and agreements relating to the Seller Intellectual Property;

(ii)	all Contracts that require Seller to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)	all Contracts that provide for the indemnification by Seller of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)	all Contracts that relate to the acquisition or disposition of any business;
(v)	all reseller, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which Seller is a party;
(vi)	all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which Seller is a party;
(vii)	except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of Seller;
(viii)
except for those Contracts relating to commercially available off-the-shelf items as defined in Subpart 2.101 of the Federal Acquisition Regulations, all Contracts with any Governmental Authority to which Seller is a party;

(ix)	all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)	any Contracts to which Seller is a party that provide for any joint venture, partnership or similar arrangement by Seller;
(xi)	all Contracts between or among Seller on the one hand and Seller or any Affiliate of Seller (other than Seller) on the other hand; and
(xii)	any other Contract that is material to the operation of the Business or any of the Purchased Assets or Assumed Liabilities and not previously disclosed pursuant to this Section 3.12.
(b) Each Material Contract (including those which are Assigned Contracts) is valid and binding in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s knowledge, any other party thereto: (i) is in breach of or default under (or is alleged to be in breach of or default under) any Material Contract or Assigned Contract in any material respect, or (ii) has provided or received any notice of any intention to terminate, any Material Contract or Assigned Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other material change in any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract and Assigned Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser. There are no material disputes pending or, to Seller’s knowledge, threatened under any Material Contract or Assigned Contract.

3.13 Intellectual Property.
(a) “Seller Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world that is owned by Seller (“Owned Intellectual Property”) or in which Seller holds exclusive or non-exclusive rights or interests granted by license from other Persons (“Licensed Intellectual Property”):
(i)
trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications  (Purchaser acknowledges that  (A) Seller and Corporate Plans, Inc. jointly have used the trade name “CPI-HR” and such use by Corporate Plans, Inc. and/or its successor-in-interest and parent company may continue following the Closing; and (B) Seller and Corporate Plans, Inc. historically have shared a domain name, “cpihr.com,” which is registered in the name of Corporate Plans, Inc. and have jointly used the trade name “HR Connect” (human resource reference) in the ordinary course of their business.  The foregoing acknowledgments and recitations qualify in their entirety the representations and warranties contained in this Section 3.13 and all Disclosure Schedules delivered pursuant to this Section 3.13);

(ii)	Internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority;
(iii)
original works of authorship in any medium of expression, whether or not published, including but not limited to the Software and Technology, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv)	confidential information, formulas, designs, devices, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable;
(v)
patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and

(vi)	all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing.
(b) The term “Software and Technology” means any and all software, applications, systems, programs, source code, object code, logic, logic diagrams, flowcharts, algorithms, routines, sub‑routines, utilities, tools, modules, file structures, coding sheets, coding, functional specifications, program specifications, designs, technical data, improvements, modifications, and versions thereof, and any documentation and other tangible embodiments of the foregoing, whether in eye readable or machine readable form, training manuals, user guides, end user instructional information, and all related technology information, that is used in, incorporated in, embodied in or displayed by any of the products or services developed, manufactured, marketed, licensed or sold in connection with the Business, or are used in the design, development, reproduction, maintenance or modification of any of products or services developed, manufactured, marketed, licensed or sold in connection with the Business.
(c) Schedule 3.13(c) lists all Owned Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing, or (ii) not subject to any applications or registration but is used in or necessary for Seller’s current or planned business or operations including any of the products or services developed, manufactured, marketed, licensed or sold or to be sold in connection with Seller’s business and operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Purchaser with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.
(d) Seller owns exclusively all right, title and interest in and to the Owned Intellectual Property, free and clear of Encumbrances. Seller is in full compliance with all legal requirements applicable to the Seller Intellectual Property and Seller’s ownership and use thereof.  All authorized users of the Software and Technology (whether on-premise or by SaaS subscription) are licensees and have no right or claim to ownership of the Software and Technology.
(e) Schedule 3.13(e) lists all licenses, sublicenses and other agreements (collectively, “Intellectual Property Licenses”) whereby Seller is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for Seller’s current or planned business or operations.  Seller has provided Purchaser with true and complete copies of all such agreements.  All such agreements are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are in full compliance with the terms and conditions of such agreements.  Without limiting the generality of the foregoing, Seller has not sold any unauthorized licenses or support services to any customers, and Seller is not in breach or default of any Intellectual Property Licenses.
(f) The Owned Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by Seller, and Seller’s conduct of the Business as currently and formerly conducted, to Seller’s Knowledge, have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Seller has not received any communication, and no Action has been instituted, settled, nor to Seller’s Knowledge threatened, that alleges any such infringement, violation or misappropriation, and none of the Owned or Licensed Intellectual Property is subject to any outstanding Governmental Order.

(g) Schedule 3.13(g) lists all licenses, sublicenses and other agreements pursuant to which Seller grants rights or authority to any Person with respect to any Owned Intellectual Property or Licensed Intellectual Property. Seller has provided Purchaser with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are in full compliance with the terms and conditions of such agreements. To Seller’s Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Seller Intellectual Property.
(h) None of the Seller Intellectual Property is subject to any “open source” license that requires or conditions the use of such open source on the disclosure or distribution as open source any source code of the Seller Intellectual Property.
3.14 Customers and Suppliers.
(a) Schedule 3.14(a) sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $10,000 for the calendar year ended December 31, 2015, and for the period of January 1, 2016, through November 30, 2016 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce or alter its relationship with Seller.
(b) Schedule 3.14(b) sets forth with respect to the Business (i) each supplier (other than Seller’s professional advisors) to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for the calendar year ended December 31, 2015, and for the period of January 1, 2016, through November 30, 2016 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to Seller or to otherwise terminate or materially reduce or alter its relationship with Seller.
3.15 Insurance.  Schedule 3.15 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, errors and omissions, intellectual property and/or infringement liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including Seller) and relating to the assets, business, operations, employees, officers and directors of Seller (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Purchaser.  Such Insurance Policies are in full force and effect and enforceable in accordance with their terms, and shall remain in full force and effect and enforceable in accordance with their terms following the consummation of the transactions contemplated by this Agreement.  Neither Seller nor any of its Affiliates (including Seller) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy.  The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Seller.  All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage.  Except as set forth on Schedule 3.15, there are no claims related to the business of Seller pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including Seller) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. To Seller’s Knowledge, the Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound.
3.16 Legal Proceedings; Governmental Orders.
(a) There are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by Seller affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to Seller); or (b) against or by Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Seller or any of its properties or assets.  No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
3.17 Compliance With Laws; Permits.
(a) Seller has complied, and is now complying, with all Laws applicable to it or its business, properties or assets except where the failure to so comply has not had and does not have a Material Adverse Effect.
(b) All Permits required for Seller to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permit has not had and does not have a Material Adverse Effect.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Schedule 3.17(b) lists all current Permits issued to Seller, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.17(b).
3.18 Environmental Matters.
(a) Seller is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b) Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
3.19 Employment Matters.
(a) Schedule 3.19(a) contains a list of all Persons who are employees, consultants, or independent contractors of Seller as of the date hereof, and sets forth for each such Person the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) severance and change in control benefits; and (vii) a description of the fringe benefits provided to each such Person as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to current or former employees, consultants, or independent contractors of Seller for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Closing Net Working Capital Statement) and there are no outstanding agreements, understandings or commitments of Seller with respect to any commissions, bonuses or increases in compensation.
(b) The Seller is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of Seller, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any of its employees. The Seller has no duty to bargain with any Union.
(c) The Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. To Seller’s Knowledge, (i) all individuals characterized and treated by Seller as consultants or contractors are properly treated as independent contractors under all applicable Laws, and (ii) all employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of Seller, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

3.20 Employee Benefit Matters.
(a) Schedule 3.20(a) contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Seller or any spouse or dependent of such individual, or under which Seller has or may have any Liability (each, a “Benefit Plan”).
(b) Each Benefit Plan (other than any multi-employer plan within the meaning of Section 3(37) of ERISA) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or, with respect to any period on or after the Closing Date, Purchaser or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
(c) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(d) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, contractor or consultant of Seller to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Seller to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
3.21 Service Warranties.  Each service performed by Seller is and was, when performed, in material conformance with all applicable contractual obligations, including all applicable express and implied warranties.  Seller has provided Purchaser with true, correct and complete copies of the standard terms and conditions regarding the provision of its services (including applicable guarantee, warranty and indemnity provisions) (the “Standard Terms and Conditions”). To Seller’s knowledge, no service performed by Seller is subject to any guarantee, warranty or other indemnity beyond those provided in the Standard Terms and Conditions. There are no breach of warranty claims currently pending against Seller, or to Seller’s knowledge, threatened against Seller, regarding any service provided or delivered, or product licensed by Seller to its customers.
3.22 Taxes.
(a) All Tax Returns that are due or that were required to be filed on or before the Closing Date by Seller have been timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. Seller has properly paid all Taxes owed by or with respect to Seller that have become due, whether or not shown due on any Tax Return.  Provision has been or will be made by Seller for the payment of all Taxes of Seller that will become due, with respect to all Tax periods or portions thereof ending before the Closing Date or pursuant to any assessment received by Seller related to any such Tax period or portion thereof.
(b) The Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c) No claim has been made, or is reasonably expected to be made, by any taxing authority in any jurisdiction where Seller does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d) The Seller is not a party to any Action by any taxing authority. There are no pending or, to Seller’s Knowledge,  threatened Actions by any taxing authority. The Seller is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.
(e) The amount of Seller’s Liability for unpaid Taxes for all periods ending on or before December 31, 2015, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements.  The amount of Seller’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of rime in accordance with the past custom and practice of Seller (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Seller has delivered to Purchaser copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Seller for all Tax periods ending after December 31, 2013.
(g) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Seller and there is no reasonable basis for assertion of any claim attributable to Taxes which, if adversely determined, would result in any such Encumbrance.
(h) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
(i) Seller is not subject to Tax in any foreign jurisdictions.
3.23 Finders’ Fees.  No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from any of the parties hereto in connection with the transactions contemplated by this Agreement or any other transaction document based upon arrangements made by or on behalf of Seller.
3.24 Computer Systems.
(a) Schedule 3.24(a) lists all material Proprietary Information Technology Systems and other material Computer Systems that are being used by Seller.  Except as set forth in Schedule 3.24(a), the documentation and the source code (including its embedded commentary, descriptions and indicated authorships), the specifications and the other informational materials that describe the operation, functions and technical characteristics applicable to any such Proprietary Information Technology System (i) resides at such locations set forth on Schedule 3.24(a), (ii) has not been developed or modified by any Person outside the United States, and (iii) are complete in all material respects and sufficient to permit Seller to support and maintain the products and services of its business as now conducted.  Each Computer System used by Seller substantially conforms to Seller’s current functional requirements and such Computer System’s design specifications, documentation and other specifications and performs substantially in accordance with the foregoing.
(b) Seller has taken all commercially reasonable actions to protect against the existence of (1) any protective, encryption, security or lock-out device that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect its use of any of its Computer Systems and (2) any so-called computer virus, worm, trap or back door, Trojan horse or any other instruction, code, program, data or material (collectively, “Malicious Instructions”) that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect the operation or use by Seller of any of its Computer Systems.
(c) No Computer System has experienced any bug, failure, breakdown, continued substandard performance, data loss, data integrity problem, hacking attempt, security breach or other Malicious Instruction in the past 12 months that has caused any substantial disruption or substantial interruption in or to the use of any Computer System.

3.25 Privacy and Data Security.
(a) Schedule 3.25(a) contains a true and complete copy of Seller’s privacy policy regarding the collection, use, and disclosure of personal information.
(b) Seller has complied at all times with Seller’s privacy policy and all applicable Laws regarding the collection, use, disclosure, storage, transfer, or disposal of personal information.
(c) Seller is in compliance in all material respects with the terms of all Contracts to which Seller is a party relating to data privacy, security, or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer, or disposal of personal information).
(d) No Person (including any Governmental Authority) has commenced any Action relating to Seller’s information privacy or data security practices, including with respect to the collection, use, transfer, storage, or disposal of personal information maintained by or on behalf of Seller, or, to the Knowledge of the Seller, threatened any such Action, or made any complaint, investigation, or inquiry relating to such practices.
(e) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including any transfer of personal information resulting from such transactions, will not violate any applicable Law or the privacy policy of Seller as it currently exists or as it existed at any time during which any personal information was collected or obtained by or on behalf of Seller or other privacy and data security requirements imposed on Seller, or any Person acting on Seller’s behalf, under any Contracts.
(f) Seller has established and implemented policies, programs, and procedures that are in material compliance with applicable industry practices, including administrative, technical, and physical safeguards, to protect the confidentiality, integrity, and security of personal information in its possession, custody, or control against unauthorized access, use, modification, disclosure, or other misuse.
(g) Seller has not, in the past five (5) years, experienced any loss, damage, or unauthorized access, disclosure, use, or breach of security of any personal information in Seller’s possession, custody, or control, or otherwise held or processed on Seller’s behalf.
3.26 Regarding the Acquisition of Asure Stock.  In connection with the acquisition of Asure Stock pursuant to this Agreement:
(a) Seller, Seller Parent, and Seller Principal have had the opportunity to ask questions of, and to receive answers from, the officers of Purchaser concerning Purchaser, its business, management, financial affairs, and the terms and conditions of the investment. Seller, Seller Parent, and Seller Principal have received all information the undersigned considers necessary or advisable in order to make an investment decision.
(b) Seller, Seller Parent, and Seller Principal have carefully reviewed Purchaser’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and all subsequent periodic and current reports filed with U.S. Securities and Exchange Commission (“SEC”) as publicly available at the SEC’s website at www.sec.gov.
(c) Seller, Seller Parent, and Seller Principal understand that an investment in Purchaser is speculative and involves a high degree of risk. Seller or Seller Parent, as applicable, is able to bear the economic risk of an investment in Purchaser, including the possibility of a complete loss of Seller’s or Seller Parent’s investment.
(d) Seller, Seller Parent, and Seller Principal are each an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, and/or has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Purchaser and protecting Seller’s or Seller Parent’s own interests in connection with the investment.
(e) Seller Parent is acquiring the Asure Stock for its own account, for investment purposes and not with any intent to resell the Asure Stock, and no other Person has a direct or indirect beneficial interest in the Asure Stock.
(f) Seller, Seller Parent, and Seller Principal understand that the shares of Asure Stock being issued hereunder have not been registered under the Securities Act of 1933, as amended.  Seller, Seller Parent, and Seller Principal understand that the shares of Asure Stock constitute “restricted securities” under applicable federal and state securities Laws and that, pursuant to these Laws, Seller Parent must hold the shares of Asure Stock indefinitely unless they are subsequently registered with the Securities and Exchange Commission and qualified by applicable state authorities, or an exemption from such registration and qualification requirements is available.
(g) Seller, Seller Parent, and Seller Principal represent and agree that it will not sell or otherwise transfer the Asure Stock without compliance with the Lock-Up Agreements and registration under the Securities Act of 1933, as amended, or an exemption therefrom.
3.27   Completeness.  No representation, warranty or statement of Seller, Seller Parent, or Seller Principal contained in this Agreement, the Disclosure Schedule or the Seller Ancillary Agreements contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements stated herein or therein, in light of the circumstances in which they are made, not misleading.
3.28   Effect of Disclosure.    Disclosure of an item in any part of the Disclosure Schedules, should the existence of the item or its contents be relevant on its face to any other section of this Agreement or Schedule to this Agreement, shall be deemed to be disclosed in that other Schedule, provided that an express cross reference is provided in such other Schedule and sufficient detail is provided to clarify such cross reference. Disclosure in the Schedules of items that may or may not be strictly required to be disclosed by this Agreement shall not be deemed to imply that such items are material or that the inclusion of such items creates a standard of materiality.

SECTION IV.
 REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller that the statements contained in this Section 4 are true and correct as of the date hereof and shall survive the Closing of the transactions contemplated herein.
4.1 Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased and as such business is currently conducted. The copies of the Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws of Purchaser as most recently filed with the Purchaser SEC Reports are true and correct copies of such documents as in effect as of the date of this Agreement.
4.2 Authority.  Purchaser has full corporate power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Purchaser pursuant to this Agreement (each, a “Purchaser Ancillary Agreement” and, collectively, the “Purchaser Ancillary Agreements”) and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Purchaser Ancillary Agreement have been duly and validly authorized and approved by all necessary action on the part of Purchaser, and no other action on the part of Purchaser is required in connection therewith.  This Agreement and each Purchaser Ancillary Agreement constitute or, when executed and delivered, will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar Laws of general application affecting creditors’ rights or by the application by a court of equity principles.
4.3 No Conflicts; Consents.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Ancillary Agreement does not and will not (a) violate any term or provision of the certificate of incorporation, by-laws, or other organizational documents of Purchaser; or (b) violate any foreign, federal, state, local or other Laws applicable to Purchaser. No consent or waiver by, approval of, or designation, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement and each Purchaser Ancillary Agreement, other than compliance with applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
4.4 Litigation.
(a) There are no Actions pending or, to Purchaser’s knowledge, threatened (a) against or by Purchaser affecting any of its properties or assets (or by or against Purchaser or its subsidiaries and relating to Purchaser); or (b) against or by Purchaser or any subsidiary of Purchaser that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Purchaser’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Purchaser or any of its properties or assets that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
4.5 Asure Stock / Capitalization.  The shares of Asure Stock to be issued pursuant to this Agreement will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable. As of the date of this Agreement, the authorized capital stock of Purchaser consists of: 11,000,000 shares of Common Stock, par value $0.01 per share, and 1,500,000 shares of Preferred Stock, par value $0.01 per share.  As of the date of this Agreement, 8,517,907 shares of Common Stock were outstanding and no shares of Preferred Stock were outstanding.  As of the date of this Agreement, 452,848 shares of Common Stock are issuable upon the exercise of outstanding stock options.  Other than: (a) the obligations in this Agreement, and (b) the outstanding stock options, and (c) the shares available for future issuance under the 2009 Equity Plan and the Asure Software, Inc. Employee Stock Purchase Plan, as of the date hereof, there are currently no outstanding options, warrants or other agreements pursuant to which Purchaser is obligated to issue or pursuant to which any Person is entitled to purchase any equity or voting interests in Purchaser.  Purchaser is not a party to any voting arrangements with any of its stockholders.
4.6 Finders’ Fees.  No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from any of the parties hereto in connection with the transactions contemplated by this Agreement or any other transaction document based upon arrangements made by or on behalf of Purchaser.
4.7 SEC Filings.
(a) Purchaser has filed all forms, reports and documents required to be filed by Purchaser with the SEC  since January 1, 2015.  All such required forms, reports and documents (including those that Purchaser may file subsequent to the date hereof until the Closing) are referred to as the “Purchaser SEC Reports.”  True and correct copies of the Purchaser SEC Reports are publicly available on EDGAR.  As of their respective filing dates, the Purchaser SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Report.  The Purchaser SEC Reports, at the time they were filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances under which they were made, not misleading.
(b) Each of the financial statements of Purchaser (including, in each case, the notes thereto), included in the Purchaser SEC Report (“Purchaser Financial Statements”), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, or in the case of unaudited statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented in all material respects the financial position of Purchaser at the respective dates thereof and the results of Purchaser’s operations and cash flows for the periods indicated (subject in the case of unaudited financial statements, to normal audit adjustments). There has been no change in Purchaser’s accounting policies except as described in the notes to the Purchaser Financial Statements.
4.8 Purchaser’s Due Diligence Investigation.  Purchaser acknowledges that Purchaser has conducted an independent review of Seller’s Business and has been provided access to Seller’s facilities, assets and business as requested.  The foregoing, however, does not limit or modify the representations and warranties of Seller, Seller Parent, and Seller Principal in Section III of this Agreement or the right of Purchaser to rely thereon.
SECTION V.
 CLOSING DELIVERABLES
5.1 Deliveries to be Made by Seller at Closing.  At or prior to the Closing, the following shall be delivered by Seller to Purchaser:
(a) possession of the Purchased Assets;
(b) a bill of sale in the form attached hereto as Exhibit C (“Bill of Sale”) and duly executed by Seller, conveying free, clear and unencumbered title to the Tangible Personal Property included in the Purchased Assets to Purchaser;
(c) an assignment and assumption agreement in the form attached hereto as Exhibit D (“Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Purchaser of the Purchased Assets and Assumed Liabilities;
(d) such documents of assignment and transfer in the forms attached hereto as Exhibit E (the “Intellectual Property Assignments”), duly executed by Seller, transferring all of Seller’s right, title and interest in and to any of the Seller Intellectual Property to Purchaser;
(e) the Lock-Up Agreements duly executed by Seller Parent;
(f) the Transition Services Agreement duly executed by Seller;
(g) the Client Development and Distribution Agreement in the form attached hereby as Exhibit G (the “Client Development and Distribution Agreement”) duly executed by Seller;
(h) a Confidentiality, Non-Competition, Non-Solicitation and Non-Interference Agreement with Seller Principal in the form attached hereto as Exhibit H (the “Hopkins Non-Compete Agreement”), containing substantially similar covenants and restrictions as set forth in Section 7.3, duly executed by Seller Principal;
(i) a written agreement in the form attached hereto as Exhibit I (the “License Termination Agreement”), terminating all existing software licenses and other contracts between Seller and Purchaser, or their respective Affiliates, including without limitation, the ASP Service Bureau Payroll Processing Software License and Lease Distribution Agreement dated November 11, 2008, by and between Seller (as licensee) and Mangrove Software, Inc., a Florida corporation and Affiliate of Purchaser (as licensor), duly executed by Seller; a written subordination agreement in form and substance acceptable to Wells Fargo duly executed by Seller;
(j) resolutions duly adopted by the shareholders and board of directors of Seller, authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby, certified by a duly authorized officer of Seller;
(k) the certificate of the Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the Seller Ancillary Agreements;
(l) resolutions duly adopted by the shareholders and board of directors of Seller Parent, authorizing the execution, delivery and performance of this Agreement and each of the Seller Ancillary Agreements to which Seller Parent is a party and the transactions contemplated hereby and thereby, certified by a duly authorized officer of Seller Parent;
(m) the certificate of the Secretary (or equivalent officer) of Seller Parent certifying the names and signatures of the officers of Seller Parent authorized to sign this Agreement and each of the Seller Ancillary Agreements to which Seller Parent is a party; and
(n) such other documents, certificates or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
5.2 Deliveries to be Made by Purchaser at Closing.  At Closing, the following shall be delivered by Purchaser to Seller:
(a) the Closing Day Cash Payment;
(b) within five (5) Business Days of the Closing Date, stock certificates representing the Asure Stock in the name of Seller Parent;
(c) the Lock-Up Agreements duly executed by Purchaser, as applicable;
(d) the Note duly executed by Purchaser;
(e) the Assignment and Assumption Agreement duly executed by Purchaser;
(f) the License Termination Agreement duly executed by Purchaser;
(g) the Transition Services Agreement duly executed by Purchaser;
(h) the Client Development and Distribution Agreement duly executed by Purchaser;

(i) the Hopkins Non-Compete Agreement duly executed by Purchaser;
(j) resolutions duly adopted by the board of directors of Purchaser, authorizing the execution, delivery and performance of this Agreement and the Purchaser Ancillary Agreements and the transactions contemplated hereby and thereby, certified by a duly authorized officer of Purchaser;
(k) the certificate of the Secretary (or equivalent officer) of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement and the Purchaser Ancillary Agreements; and
(l) such other documents, certificates or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
SECTION VI.
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
 AND INDEMNIFICATIONS
6.1 Survival of Representations and Warranties.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months from and after the Closing Date; provided, that the representations and warranties in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.3 (No Conflicts; Consents), Section 3.6 (Custodial Accounts), Section 3.9 (Title to Purchased Assets; Real Property), Section 3.22 (Taxes), and Section 3.23 (Finders’ Fees) (collectively, “Seller Fundamental Representations”) and Section 4.1 (Organization), Section 4.2 (Authority), Section 4.3 (No Conflicts; Consents), and Section 4.5 (Finders’ Fees) (collectively, “Purchaser Fundamental Representations”) shall survive for the full period of all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified in such covenant or other agreement.  Notwithstanding the foregoing, any claims asserted in good faith and with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
6.2 Indemnification by Seller.  Seller, Seller Parent, and Seller Principal (collectively, “Seller Indemnitors”), jointly and severally, covenant and agree to defend, indemnify and hold harmless Purchaser and its affiliates and their respective officers, directors, managers, members, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) from and against, and pay or reimburse the Purchaser Indemnitees for, any and all claims, Actions, demands, losses, damages, liabilities, strict liabilities, deficiencies, obligations, penalties, fines, costs and expenses (including interest and penalties with respect thereto and reasonable attorneys’ fees and out-of-pocket expenses and costs of investigation), or other damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims) fixed or contingent, liquidated or unliquidated, matured or unmatured and all demands, assessments, judgments (collectively, “Losses”), incurred by such Purchaser Indemnitee and resulting from, arising out of or related to:
(a) any inaccuracy in or breach of any representation or warranty made by any of the Seller Indemnitors herein, in any Seller Ancillary Agreement or in any other certificate or document delivered to Purchaser pursuant to this Agreement;
(b) any third party claims or other liabilities arising out of or based upon the Business or any of the Purchased Assets prior to the Closing Date;
(c) any act of fraud on the part of any of the Seller Indemnitors related to this Agreement or any Seller Ancillary Agreement;
(d) any breach or non-fulfillment of any covenant or agreement of any of the Seller Indemnitors contained in this Agreement or in any Seller Ancillary Agreement;
(e) the Excluded Business;
(f) the performance of or failure to perform any services provided under any Bundled Services Agreement which comprise part of the Excluded Business;
(g) any Excluded Assets and any third party claims or other liabilities arising out of or based upon any Excluded Assets;
(h) any Excluded Liabilities and any third party claims or other liabilities arising out of or based upon any Excluded Liabilities;
(i) any severance, payment or other obligation due to any employee or independent contractor of Seller, including those arising out of the Closing or as a consequence of this Agreement or Purchaser’s election not to hire any employee of Seller;
(j) any and all liabilities for Taxes owed by Seller; or
(k) all actions, suits, proceedings, demands, assessments or judgments (including all reasonable attorney fees and expenses) incident to any of the foregoing.
6.3 Indemnification by Purchaser.  Purchaser covenants and agrees to defend, indemnify and hold harmless Seller and its affiliates and their respective officers, directors, managers, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse Seller Indemnitees for all Losses incurred by or imposed upon such Seller Indemnitee and resulting from, arising out of or related to:
(a) any inaccuracy in or breach of any representation or warranty made by Purchaser herein or in any Purchaser Ancillary Agreement or in any other certificate or document delivered to Seller pursuant to this Agreement;
(b) any act of fraud on the part of Purchaser related to this Agreement;

(c) any breach or non-fulfillment of  any  covenant or agreement of Purchaser contained in this Agreement or in any Purchaser Ancillary Agreement;
(d) any Assumed Liabilities and any third party claims or other liabilities arising out of or based upon any of the Assumed Liabilities following Closing;
(e) operation and ownership of the Business or the Purchased Assets from and after the Closing Date and any third party claims or other liabilities arising out of or based upon the Business or any of the Purchased Assets from and after the Closing Date; or
(f) all actions, suits proceedings, demands, assessments or judgments (including all reasonable attorney fees and expenses) incident to any of the foregoing.
6.4 Certain Limitations.  The indemnification provided for in Section 6.2 or Section 6.3 shall be subject to the following limitations:
(a) Notwithstanding anything to the contrary contained in this Agreement, neither Seller Indemnitors nor Purchaser shall have any indemnification obligation with respect to any claim covered by the indemnities under Section 6.2 or Section 6.3, respectively, unless the indemnifying party has been notified in writing of such claim prior to eighteen (18) months after the Closing Date, other than claims against Seller Indemnitors under (i) Section 6.2(a) regarding a breach or inaccuracy of Section 3.6 (Custodial Accounts), (ii) Section 6.2(c) regarding fraud on the part of any of the Seller Indemnitors, or (iii) Section 6.2(j) regarding Taxes, each of which shall survive for the period of the applicable statute of limitations plus ninety (90) days.
(b) Seller Indemnitors shall not be liable to the Purchaser Indemnitees under this Agreement unless and until the aggregate amount of Losses in respect of indemnification under Section 6.2 exceeds Twenty-Five Thousand and 00/100 Dollars ($25,000.00) (the “Seller Basket Amount”) after which Seller Indemnitors shall be liable only for such Losses in excess of the Basket Amount; provided, however, the Seller Basket Amount shall not apply to any Loss which results from, arises out of or relates to (i) a breach of or inaccuracy in any of the Seller Fundamental Representations or Section 3.4 (Financial Statements), (ii) fraud by any of the Seller Indemnitors, (iii) a breach of any covenant or agreement by Seller under Section 7.3, or (iv) any Excluded Liabilities.
(c) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of the aggregate liability of Seller Indemnitors for any indemnification obligations under this Section 6 shall be limited to Five Hundred Thousand Dollars ($500,000) (the “Seller Indemnity Cap”); provided, however, the Seller Indemnity Cap shall not apply to any Loss which results from, arises out of or relates to (i) a breach of or inaccuracy in any of the Seller Fundamental Representations or Section 3.4 (Financial Statements), (ii) fraud by any of the Seller Indemnitors, (iii) a breach of any covenant or agreement by Seller under Section 7.3, or (iv) any Excluded Liabilities.
(d) For purposes of this Section 6, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(e) Any Losses subject to indemnification pursuant to this Article VI will be net of insurance proceeds actually received, realized or recovered by the indemnified party in respect of the subject matter of such Losses.
6.5 Indemnification Procedures.  The party making a claim under this Section 6 is referred to as the “Indemnitee,” and the party against whom such claims are asserted under this Section 6 is referred to as the “Indemnifying Party.”
(a) Third Party Claims.  If any Indemnitee receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnitee with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnitee shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnitee, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnitee shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnitee. The Indemnitee shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnitee, provided, that if in the reasonable opinion of counsel to the Indemnitee, (i) there are legal defenses available to an Indemnitee that are different from or additional to those available to the Indemnifying Party; (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnitee that cannot be waived, (iii) the claim relates to or arises in connection with any criminal or quasi‑criminal proceeding, action, indictment, allegation or investigation; or (iv) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnitee’s reputation or future business prospects; the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnitee in each jurisdiction for which the Indemnitee determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnitee in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnitee may, subject to Section 6.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including (subject to reasonable privilege and confidentiality concerns) making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b) Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnitee, except as provided in this Section 6.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee and provides, in customary form, for the unconditional release of each Indemnitee from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnitee. If the Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnitee has assumed the defense pursuant to Section 6.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c) Direct Claims.  Any Action by an Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnitee giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnitee forfeits rights or defenses by reason of such failure. Such notice by the Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnitee shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to Seller’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim.  If the Indemnifying Party timely rejects all or any part of such claim, the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

(d) Cooperation.  Upon a reasonable request by the Indemnifying Party, each Indemnitee seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.
6.6 Payments; Offset and Holdback from Note.  Once a Loss is agreed to by the Indemnifying Party or adjudicated to be payable pursuant to this Section 6, the Indemnifying Party shall satisfy its obligations within fifteen (15) business days of such agreement or final, non-appealable adjudication, as the case may be, by wire transfer of immediately available funds. Notwithstanding the foregoing, if the Indemnifying Party is a Seller Indemnitor, any obligation of or claim against such Seller Indemnitor in indemnification hereunder shall be offset and satisfied, up to the Seller Indemnity Cap, first by offsetting the amounts owed by Purchaser to Seller under the Note (the “Offset Obligation”) and the parties agree that the Offset Obligation shall be Purchaser’s primary, but not exclusive, recourse against the Seller Indemnitors, and Purchaser agrees to exhaust the Offset Obligation prior to seeking recovery directly from any Seller Indemnitor, except for claims arising under Section 6.2(c) or the breach of any of Seller’s Fundamental Representations.  Further, to the extent that a Third Party Claim or Direct Claim, pursuant to which a Seller Indemnitor is the Indemnifying Party under this Section 6, is not finally resolved prior to the due date of the Note, Purchaser may holdback payment of such amounts (the “Holdback Amount”) otherwise due under the Note as Purchaser reasonably determines will be required to resolve the pending claim by depositing the amount of the pending claim in an interest-bearing escrow account at a financial institution jointly selected by Purchaser and Seller.  The escrow agent shall disburse such funds in accordance with the parties’ joint written instructions or as directed by judicial order or decree upon final disposition of the claim. The failure of Purchaser to pay any amount due under the Note on account of an Offset Obligation, including without limitation, the Holdback Amount on the due date under the Note, will not constitute an event of default under the Note, nor shall the assertion by Purchaser of such offset rights give rise to a presumption of the validity of Purchaser’s claim for indemnification.
6.7 Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by Law.
6.8 Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnitee (including by any of its Representatives) or by reason of the fact that the Indemnitee or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.
6.9 Cumulative Remedy   The rights and remedies provided in this Section VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

SECTION VII.
 COVENANTS AND AGREEMENTS
7.1 Transition Services Agreement.  On the Closing Date, Seller and Purchaser shall enter into a Transition Services Agreement in the form attached hereby as Exhibit G (the “Transition Services Agreement”) pursuant to which Seller shall continue to provide services to the Assigned Customer Accounts for a period of up to ninety (90) days from and after the Closing Date and assist with the transition of the Business, including without limitation, the Assigned Customer Accounts and Assigned Contracts, to Purchaser.
7.2 Employee Matters.
(a) On the Closing Date, Purchaser shall make an offer of employment to Elliot Mason, Joseph Porter and Irma Huerta; provided, however, the acceptance of such offer of employment is not a condition to the closing of the transactions contemplated herein.  In addition, Purchaser shall offer to retain Seller Principal as an independent contractor for a transitional period of three (3) months following the Closing.  Purchaser may, but shall not be required, to make an offer of employment to any other employee of Seller, at Purchaser’s sole discretion.  Except as provided in this Section 7.2(a), Seller acknowledges that Purchaser is not obligated to offer employment to any of Seller’s employees.  All terms of employment shall be at the discretion of Purchaser and all benefits and terms are subject to change as determined by Purchaser in its sole and absolute discretion
(b) On the Closing Date, Seller shall terminate the employment of those employees being hired as of the Closing Date by Purchaser.
(c) Seller acknowledges and agrees with Purchaser that Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever, for all compensation, employee benefits or other amounts payable to any current and former employees, officers, directors, managers, members or independent contractors of Seller, including, but not limited to, hourly pay, salary, commission, bonus, vacation pay, sick leave, COBRA (defined below) benefits, termination and severance payments, and fringe benefits owed to any employee of Seller for any period relating to the service of such employee with Seller at any time prior to the Closing Date, and Seller shall pay all such amounts to entitled Persons on or prior to the Closing Date.  At the Closing, in accordance with Seller’s policy, Seller shall pay each employee terminated as required under this Agreement and hired by Purchaser all vacation earned and accrued but not taken as of the Closing Date, in accordance with Seller’s employment policies regarding the same (which includes rights to take vacation that are vested due to prior years’ service as well as a pro rata amount of vacation earned in the current year), including Seller’s share of Social Security/Medicare taxes and unemployment taxes relating thereto. In addition, Seller will pay to such employees (a) the amount of any earned but unpaid bonuses for the current fiscal year, prorated as of the Closing Date, which are due and payable to Seller’s employees hired by Purchaser after the Closing, in accordance with Seller’s policies with respect thereto, and (b) the amount of any commissions which will be due and payable to any Seller’s employees hired by Purchaser after the Closing for business obtained prior to the Closing Date, in accordance with Seller’s policies with respect thereto.

(d) For the purposes of this Agreement, “COBRA” shall mean health insurance continuation coverage as required by Section 4980B of the Code and Sections 601 through 609 of ERISA or as required by any applicable state Law.
(e) Nothing contained in this Agreement shall be construed to obligate Purchaser to satisfy any claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, managers, members or independent contractors of Seller (and the spouses, dependents or beneficiaries thereof), which claims relate to events occurring prior to Closing, all such claims being Excluded Liabilities for purposes of this Agreement.  Seller shall remain solely responsible for all workers’ compensation claims of any current or former employees, directors, members or independent contractors of Seller which relate to events occurring prior to Closing.
(f) Within thirty (30) days following the Closing, Seller shall permanently remove, or cause to be permanently removed, all data, files and records constituting Purchased Assets that are stored on the personal computer or laptop owned by each employee of Seller and move, or cause to be moved, all of such data, files and records to a mutually agreed file storage location. The parties acknowledge, however, that with respect to Assigned Customer Accounts that are also customers of Corporate Plans, Inc. (i.e., bundled clients), information regarding the Excluded Business will not be subject to this paragraph and may be preserved and transported without violating the terms of this Agreement.
7.3 Confidentiality, Non-Competition, Non-Solicitation and Non-Interference.
(a) At all times from and after the Closing Date, Seller and its Affiliates shall hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence, and shall not use for its or their benefit or for the benefit of others (except as contemplated by the Client Development and Distribution Agreement), any and all confidential or proprietary information, whether written or oral, concerning the Business or the Purchased Assets, except to the extent that Seller can show that such information (i) becomes generally available to and known by the public after the Closing Date through no fault of Seller, any of its Affiliates or their respective Representatives; or (ii) is lawfully acquired by Seller after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
(b) For a period of two (2) years from and after the Closing Date, other than pursuant to the Transition Services Agreement or the Client Development and Distribution Agreement, Seller shall not, and shall not permit any of Seller’s Affiliates to, directly or indirectly, on its own behalf or on behalf of any other Person or entity, engage in or assist others in engaging in any business that competes with the Business anywhere in the United States;

(c) For a period of two (2) years from and after the Closing Date, Seller shall not, and shall not permit any of Seller’s Affiliates to, directly or indirectly, on its own behalf or on behalf of any other Person or entity (other than pursuant to the Transition Services Agreement or the Client Development and Distribution Agreement), cause, solicit or encourage any current customer, distributor, vendor, supplier or licensor of Purchaser as of the Closing Date, including without limitation, any of the Customer Accounts included in the Purchased Assets, or any other Person who has a business relationship with Purchaser as of the Closing Date, to terminate or diminish any such actual or prospective relationship with Purchaser;
(d) During the term of the Client Development and Distribution Agreement and for a period of two (2) years from and after the expiration or termination thereof, Seller shall not, and shall not permit any of Seller’s Affiliates to, directly or indirectly, on its own behalf or on behalf of any other Person or entity, recruit, offer employment to, employ, engage as a consultant, or in any other manner persuade or attempt to persuade, any employee of Seller who is hired by Purchaser at Closing or employee of Purchaser or any of Purchaser’s Affiliates to leave the employment or engagement of Purchaser or any of its Affiliates; provided, that nothing in this Section 7.3(d) shall prevent Seller from making solicitations for employment to the public or the industry generally through advertising that is not specifically targeted at employees of the Purchaser;
(e) During the term of the Client Development and Distribution Agreement and for a period of two (2) years from and after the expiration and termination thereof, except where Seller exercise its Call Option thereunder, Seller shall not, and shall not permit any of Seller’s Affiliates to, directly or indirectly, on its own behalf or on behalf of any other Person or entity, cause, solicit or encourage any actual or prospective client or customer of Purchaser originated by Seller or jointly developed by Purchaser and Seller pursuant to the Client Development and Distribution Agreement, to terminate or diminish any such actual or prospective relationship with Purchaser;
(f) Seller acknowledges that a breach or threatened breach of this Section 7.3 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or any of its Affiliates of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(g) Seller acknowledges and agrees that all restrictions in this Section 7.3 are necessary and fundamental to the protection of the Business and the Purchased Assets, and are reasonable and valid, and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby. In the event that any covenant contained in this Section 7.3 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
(h) Notwithstanding any language in this Section 7.3 to the contrary, in the event of a monetary default by Purchaser under the Note which continues following the expiration of any applicable cure period, Seller will be relieved of its obligations under Sections 7.3(b), (c), (d) and (e) and Seller Principal will be relieved of his obligations under the Hopkins Non-Compete Agreement.
7.4 Audit Cooperation.  From and after the Closing Date, Seller and Seller Principal shall cooperate, and shall cause Seller’s Accountants to cooperate, with Purchaser and Purchaser’s Accountants with respect to the preparation and audit of the financial statements of the Business for the years ended December 31, 2015, and December 31, 2016, to enable Purchaser to comply with its reporting obligations, including without limitation, the filing of a Form 8-K with the SEC with respect to the transactions contemplated hereby in accordance with Item 9 of such form.  Without limiting the generality of the foregoing, Seller and Seller Principal shall, and shall cause Seller’s Accountants to, make available to Purchaser and Purchaser’s Accountants all personnel, information, books and records reasonably requested in connection with the completion and delivery of such audited financial statements, at no additional cost to Seller.  Furthermore, Seller and Seller Principal shall, and shall cause Seller’s Accountants to, execute and deliver to Purchaser and Purchaser’s Accounts an audit representation letter substantially in the form attached hereto as Exhibit J (the “Audit Representation Letter”).  Seller, Seller Parent, and Seller Principal agree and acknowledge that the representations and warranties set forth in the Audit Representation Letter are incorporated in and made a part of this Agreement as if fully set forth herein.
7.5 Books and Records.  From and after the Closing, subject to the reasonable confidentiality precautions of the party whose information is being accessed, each party will, during normal business hours and upon reasonable notice from any requesting party:  (a) cause such requesting party and such requesting party’s Representatives to have reasonable access to the books and records of such party related to the Business, and to the personnel responsible for preparing and maintaining such books and records, if available, in each case to the extent necessary to (1) defend or pursue any Action, (2) defend or pursue indemnification matters hereunder, (3) prepare or audit financial statements, (4) prepare or file Tax Returns or (5) address other Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; (b) permit such requesting party and such requesting party’s Representatives to make copies of such books and records for the foregoing purposes, at such requesting party’s expense; and (c) maintain and preserve such party’s books and records at such party’s expense.  If requested by the other party, the requesting party will provide reasonable substantiation of such requesting party’s purpose for such access to show that such access is for any of the foregoing purposes.   After Closing, Purchaser agrees to retain for a period of five (5) years following Closing those records of Seller delivered to Purchaser pursuant to this Agreement.

7.6 Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). The parties shall consult with each other as to the timing and content of any such announcement. Each party will cooperate with each other in issuing, promptly after Closing, a joint press release (with mutually agreed upon text) that announces the parties’ entry into this Agreement and the transactions contemplated herein generally.
7.7 Satisfaction of Excluded Liabilities.  After Closing, at Seller’s expense, Seller will satisfy all Excluded Liabilities in a manner that is not detrimental in any material respect to any of the relationships of the Business (including with lessors, employees, Governmental Authorities, licensors, customers and suppliers).
7.8 Name Change; Usage.  Within fifteen (15) Business Days after the Closing Date, Seller will and will cause each of its Affiliates to (a) amend its or their Articles of Incorporation to a name that does not include the name “Corporate Payroll” or any derivation thereof in the State of Ohio, and all other jurisdictions where the Seller has qualified to do business, and (b) give to Purchaser a true, correct and complete copy of the filings with the applicable Governmental Authorities showing that such name changes occurred.  After the Closing, neither Seller or any of Affiliate of Seller will use the name “Corporate Payroll” or any derivation thereof, or any word or phrase that could reasonably be expected to imply any affiliation with Purchaser or any Affiliate of Purchaser, including on letterhead or other correspondence, employee business cards, accounts or signage.
7.9 Maintenance of Existence.  Seller will preserve and maintain its corporate existence in good standing under applicable Law for a period of at least two (2) years from and after the Closing Date.
7.10 Collection of Accounts Receivable.  From and after the Closing, Purchaser will cooperate with Seller as to the collection of the Accounts Receivable and Purchaser shall promptly remit to Seller all amounts received by Purchaser from any continuing customer of the Business which is specifically designated by such customer (which may include reference to an invoice number) as payment against the Accounts Receivable. If Purchaser receives payment from a continuing customer of the Business listed on Schedule 2.2(d) that is not specifically designated by such customer as payment against the Accounts Receivable, Purchaser shall notify Seller in writing and the parties shall consult and determine in good faith the proper application of such payment and, if necessary, jointly conferring with the customer.
7.11 Transition Cooperation; Mail Received After Closing. From and after the Closing Date, Seller shall promptly forward or cause to be forwarded to Purchaser any mail received by Seller that relates to the Business, the Purchased Assets or the Assumed Liabilities, and Purchaser shall promptly forward or cause to be forwarded to Seller any mail received by Purchaser that relates to the Excluded Business, the Excluded Assets (including, without limitation, Seller’s accounts receivables) or the Excluded Liabilities.

7.12 Further Assurances.  From and after the Closing, each of the parties shall execute and deliver  such other documents, instruments, conveyances and assurances and take such other actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated herein and the documents to be delivered hereunder. The Seller shall, and shall use its commercially reasonable efforts to cause its Representatives to, cooperate and assist the Purchaser with an orderly transition of the Business and Purchased Assets to Purchaser.
SECTION VIII.
 MISCELLANEOUS
8.1 No Waiver.  The failure of any party hereto at any time to require performance by any other party of any provision of this Agreement shall not affect the right of such party to require performance of that provision and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provisions, a waiver of the provision itself or a waiver of any right under this Agreement.
8.2 Successors and Assigns.  No assignment by any party hereto shall be permissible without the written consent of the other parties hereto, and this Agreement and all representations, warranties, covenants and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto and their authorized assigns and their respective successors, heirs and administrators.
8.3 Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule. Any legal suit, action or proceeding arising out of or based upon this Agreement or any of the other transaction documents except for the Note, or any of the transactions contemplated hereby or thereby, must be instituted in the federal or state courts located in the City of Austin and County of Travis, Texas. Each party submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Each party waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.  Either party may make service of process on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.5. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and therefore, each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.
8.4 Expenses; Transfer Taxes.  Except as otherwise expressly provided herein, all costs and expenses (including, but not limited to, fees and expenses of counsel) incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the party incurring such cost and expenses, whether or not such transactions are consummated for any reason. All transfer, sales, use and other similar Taxes and fees incurred in connection with this Agreement or resulting from the transfer of the Purchased Assets shall be paid by Seller when due. Seller shall, at its own expense, prepare and timely file any Tax Return or other document with respect to such Taxes or fees.

8.5 Notices.  All notices, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt); (b) when received if sent by a nationally recognized overnight delivery service (receipt requested); (c) on the date  sent  by email of a PDF document (with written confirmation of transmission); and (d) on the third day after the date mailed, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to the following address or to such other place and with such other copies as any party may designate as to itself by notice to the others:
(a) If to Purchaser:

Asure Software, Inc.
110 Wild Basin Road, Suite 100
Austin, Texas  78746
Attention:  CEO
Email: pgoepel@asuresoftware.com

With a copy (which shall not constitute notice) to:

Messerli & Kramer P.A.
100 South Fifth Street
1400 Fifth Street Towers
Minneapolis, MN  55402
Attention:  David Weigman, Esq.
Email: dweigman@messerlikramer.com

(b) If to Seller, Seller Parent, or Seller Principal:

Corporate Payroll, Inc.
6830 Cochran Road
Solon, OH 44139
Attention: James D. Hopkins, CEO
Email: jimh@cpihr.com

With a copy (which shall not constitute notice) to:

Meyers, Roman, Friedberg & Lewis
28601 Chagrin Boulevard, Suite 500
Cleveland, Ohio 44122
Attention:  Scott M. Lewis, Esq.
Email:  slewis@meyersroman.com

8.6 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one in the same instrument.  A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
8.7 Announcements and Communications.  The parties agree not to make any public announcement in respect to this Agreement and the transactions contemplated hereby or furnish any information to the public or any third party concerning the financial or non-financial aspects of the transactions contemplated by this Agreement prior to or after Closing, unless such announcement or furnishing of information is agreed upon by all parties hereto or is necessitated by Securities and Exchange Commission rules and regulations, stock exchange rules, federal securities Laws or other applicable Laws, as reasonably determined by counsel for the Purchaser and after consultation with Seller.  Nothing contained herein shall prohibit or restrict communication by Purchaser to customers of the Business.
8.8 Entire Agreement.  This Agreement, together with the schedules, documents and instruments delivered pursuant to and specified in this Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and merges and supersedes all prior discussions, agreements and understandings of every and any nature between them, and no party shall be bound by any condition, definition, warranty or representation, other than as expressly set forth or provided for in this Agreement, or as may be, on or subsequent to the date hereof, set forth in writing and signed by the party to be bound thereby.  This Agreement may not be changed or modified, except by agreement in writing, signed by all of the parties hereto.
8.9 Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to Purchaser or the Seller, upon any breach or default of Seller or of Purchaser, respectively, under this Agreement, shall impair any such right, power or remedy of such Person nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.
8.10 Severability.  Unless otherwise provided herein, if any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely approximating the intention of the parties as expressed herein.
8.11 Time; Captions; Exhibits and Schedules.  Time is of the essence of this Agreement.  The captions contained in this Agreement in no way define, limit or extend any provision of this Agreement.  The exhibits and Disclosure Schedule that are attached to this Agreement are a part of this Agreement and are incorporated herein by reference.
8.12 Construction.  This Agreement is to be deemed to have been prepared jointly by the parties hereto after arms-length negotiations, and any uncertainty or ambiguity existing herein shall not be interpreted against any party, but according to the application of the rules of interpretation of contracts.
8.13 Third Party Beneficiaries.  Except as expressly provided in Section 6, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than parties hereto and their respective successors and permitted assigns.
8.14 Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

 [Signature page to follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
PURCHASER:

ASURE SOFTWARE, INC.

By:
Name: Patrick F. Goepel
Title: Chief Executive Officer

SELLER:

CORPORATE PAYROLL, INC.

By:
Name: James D. Hopkins
Title: Chief Executive Officer

SELLER PARENT:

CPI-HR HOLDINGS, INC.

By:
Name: James D. Hopkins
Title: Chief Executive Officer

SELLER PRINCIPAL:

James D. Hopkins, individually

[Signature page to the Asset Purchase Agreement dated January 1, 2017, between Asure Software, Inc., Corporate Payroll, Inc., CPI-HR Holdings, Inc., and James D. Hopkins.]